UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 9, 2016

QUINPARIO ACQUISITION CORP. 2

(Exact Name of Registrant as Specified in Charter)

Delaware	001-36788	47-1347291
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

12935 N. Forty Drive, Suite 201, St. Louis, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 548-6200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective September 9, 2016, the Board of Directors (“Board”) of Quinpario Acquisition Corp. 2 (the “Company”) appointed Paul J. Berra III to fill the vacancy created by Jeffry N. Quinn’s recently announced resignation from the Board.

Paul J. Berra III, 47 years old, is a partner in the Company’s sponsor, Quinpario Partners 2 LLC, and in Quinpario Partners LLC, a privately owned investment and operating company focused on the specialty chemicals and performance materials sector, and serves as Chief Administrative Officer. He has served in such roles since July 2014 and July 2012, respectively. He is also a partner and Executive Vice President and General Counsel of The Quinn Group and has served in those roles since July 2012. Mr. Berra was previously Vice President, General Counsel and Secretary of Quinpario Acquisition Corp., a former blank check company which raised $172.5 million in its initial public offering in August 2013 and consummated its initial business combination with Jason Partners Holdings Inc. in June 2014 in a transaction valued at approximately $670 million, and served in such positions from its inception in May 2013 until June 2014. Mr. Berra served as Senior Vice President, Legal and Governmental Affairs and General Counsel for Solutia Inc. from December 2009 until July 2012 when Solutia was sold to Eastman Chemical. Mr. Berra had global responsibility for the legal and governmental affair functions of Solutia. While serving as general counsel, Mr. Berra played an important role in the company’s equity and debt offerings as well as several refinancings. Additionally, Mr. Berra provided the legal leadership and direction for several divestitures, acquisitions and business unit closures that were instrumental in reshaping Solutia’s portfolio. Prior to December 2009, Mr. Berra also served as Solutia’s Chief Administrative Officer where he had the additional global responsibility for human resources. During the economic downturn of 2008 and early 2009, Mr. Berra led a successful global reduction in force that significantly reduced costs. During Solutia’s Chapter 11 reorganization, Mr. Berra served as the lead negotiator with the company’s unionized workforce and the court appointed retiree committee wherein the parties agreed to a reduction of overall retiree post-employment benefits that reduced Solutia’s OPEB liabilities by $115 million. Additionally Mr. Berra led negotiations with the active unionized workforce whereby the unions agreed to benefit reductions that saved the company approximately $10 million annually. He served as Solutia’s Vice President of Communications and Government Affairs beginning in 2006. Mr. Berra joined Solutia in June 2003 as Assistant General Counsel, Human Resources, and added government affairs responsibilities the following year. Prior to joining Solutia, Mr. Berra was Corporate Counsel at Premcor Inc., an independent oil refiner, where he handled all labor, employment and litigation matters and contributed to cost-saving initiatives that included a significant reduction-in-force. He also played a role in Premcor’s acquisition and integration of the former Williams Company refinery in Memphis, Tennessee. Earlier, Mr. Berra practiced law with Lewis, Rice and Fingersh, a large regional general practice law firm, and at a small, boutique firm practicing exclusively in the areas of labor and employment law. Mr. Berra received a Bachelor of Arts degree in Political Science and Business Administration from Webster University and a Juris Doctorate degree from the Saint Louis University School of Law.

The Company’s sponsor and Quinpario Partners LLC have engaged in the transactions described under “Item 13. Certain Relationships and Related Transactions, and Director Independence” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the Securities and Exchange Commission on March 28, 2016, which information is incorporated herein by reference.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 12, 2016

QUINPARIO ACQUISITION CORP. 2

By:	/s/ D. John Srivisal
Name: D. John Srivisal
Title: Chief Executive Officer

3